EXHIBIT 12

        COMPUTATION OF RATIO OF
       EARNINGS TO FIXED CHARGES
               UNAUDITED

                                                     Twelve           Fiscal Year Ended September 30
                                                  Months Ended   ----------------------------------------
                                                    6/30/96      1995     1994     1993     1992     1991
                                                  ------------   ----     ----     ----     ----     ----

EARNINGS:
Income Before Interest Charges (2)                  $153,283  $128,061 $127,885 $125,742 $118,222 $110,240
Allowance for Borrowed Funds Used in Construction        175       195      209      174    1,088    2,278
Federal Income Tax                                    40,679    30,522   36,630   21,148   17,680   (3,929)
State Income Tax                                       4,681     4,905    6,309    2,979    3,426      341
Deferred Inc. Taxes - Net (3)                          9,437     8,452    4,853   16,919   14,125   26,873
Investment Tax Credit - Net                             (663)     (672)    (682)    (693)    (706)    (738)
Rentals (1)                                            5,664     5,422    5,730    5,621    5,857    4,915
                                                    --------  -------- -------- -------- -------- --------
                                                    $213,256  $176,885 $180,934 $171,890 $159,692 $139,980
                                                    ========  ======== ======== ======== ======== ========
FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                           $40,846   $40,896  $36,699  $38,507  $39,949  $41,916
Interest on Commercial Paper and
   Short-Term Notes Payable                            7,739     6,745    5,599    7,465   12,093   11,933
Other Interest (2)                                     6,452     4,721    3,361    4,727    6,958    9,679
Rentals (1)                                            5,664     5,422    5,730    5,621    5,857    4,915
                                                     -------   -------  -------  -------  -------  -------
                                                     $60,701   $57,784  $51,389  $56,320  $64,857  $68,443
                                                     =======   =======  =======  =======  =======  =======
RATIO OF EARNINGS TO FIXED CHARGES                      3.51      3.06     3.52     3.05     2.46     2.05

Notes:
   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) The twelve month period ended June 30, 1996, and the fiscal years 1995, 1994, 1993 and 1992 reflect the reclassification of $1,716, $1,716, $1,674, $1,374 and $1,129, respectively, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1994 excludes the cumulative effect of changes in accounting.